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Exhibit 10.10

ABRAXAS ENERGY PARTNERS, L.P.
LONG-TERM INCENTIVE PLAN

PHANTOM UNIT AWARD AGREEMENT

        This Phantom Unit Award Agreement ("Agreement") is made and entered into effective as of                                    , 2008 (the "Grant Date") by and between ABRAXAS ENERGY PARTNERS, L.P., a Delaware limited partnership (the "Partnership"), and                                    (the "Participant").

        WHEREAS, the Partnership considers it to be in its best interest that certain key Employees of the Partnership, the Company or an Affiliate thereof be given an added incentive to advance the interests of the Partnership; and

        WHEREAS, the Partnership desires to accomplish such objective by granting the Participant Phantom Units (hereinafter, the "Phantom Units"), as permitted under Section 6B. of the Abraxas Energy Partners, L.P. Long-Term Incentive Plan, as amended, which is incorporated by reference herein (the "Plan"), along with a tandem grant of Distribution Equivalent Rights, as set forth herein.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the parties hereby agree as follows:

        1.    Defined Terms.    Unless otherwise defined herein, capitalized terms used in this Agreement shall have the meaning given such terms in the Plan.

        2.    Grant of Phantom Units.    The Partnership hereby grants to Participant                                    Phantom Units, under and subject to the terms and conditions of this Agreement and the Plan. This grant of Phantom Units also includes a tandem grant of Distribution Equivalent Rights (each a "DER" and collectively, the "DERs"), with respect to each Phantom Unit, which shall entitle Participant to an award of DER Phantom Units (as defined herein) pursuant to the terms of Section 3 of this Agreement.

        3.    DER Phantom Units.

        (a)   The Phantom Units and accompanying DERs awarded hereunder shall be evidenced by an entry in a bookkeeping account. Pursuant to each DER, within 45 days following the end of each fiscal quarter for which distributions were made by the Partnership with respect to a Unit, the Participant shall be awarded an additional number of Phantom Units (the "DER Phantom Units") equal to: (i) the Partnership Distribution Amount (as defined herein) reflecting the most recent quarterly cash distribution made by the Partnership, multiplied by (ii) the sum of the number of Phantom Units and DER Phantom Units, if any, previously granted pursuant to this Agreement, and divided by (iii) the Fair Market Value on the date of such distribution. The award of DER Phantom Units shall be recorded in the Participant's bookkeeping account and be designated as attributable to an outstanding Phantom Unit. Upon the vesting of Phantom Units pursuant to Section 4(a) to which the DER Phantom Units are designated as attributable, the Participant shall be entitled to payment pursuant to Section 4(c) of this Agreement.

        (b)   Upon the vesting of a Phantom Unit, the DER attributable to such Phantom Unit will expire, and Participant shall no longer be entitled to an award of DER Phantom Units pursuant to such DER.

        4.    Vesting Schedule; Settlement of Phantom Units.

        (a)    Vesting of Phantom Units (and DER Phantom Units).    Provided that Participant remains in continuous employment with the Partnership, the Company or an Affiliate thereof from the Grant Date through the relevant Vesting Date (as defined herein), Participant shall vest in, and be entitled to payment under, 25% of the Phantom Units (including DER Phantom Units, if any, attributable to such Phantom Units) on each of the first four anniversaries of the Grant Date (each anniversary referred to herein as a "Vesting Date"), until Participant has vested in 100% of the Phantom Units (including DER

Phantom Units, if any, attributable to such Phantom Units) granted pursuant to this Agreement. Notwithstanding anything in this Agreement to the contrary, all Phantom Units (including DER Phantom Units, if any, attributable to such Phantom Units) not previously vested will vest immediately prior to the effective date of, and contingent upon, a Change of Control.

        (b)    Vesting of DERs.    The DERs granted in tandem with each Phantom Unit shall vest immediately upon the Grant Date; however, in the event the Participant does not remain in the continuous employment of the Partnership, the Company or an Affiliate thereof from the Grant Date through the relevant Vesting Date of the Phantom Units associated with each DER, the Participant shall forfeit the DER and DER Phantom Units awarded in accordance with Section 3 hereunder.

        (c)    Payment.

            (i)  On each Vesting Date for each 25% tranche of Phantom Units, the Participant shall be entitled to receive a payment equal to the product of: (i) the Performance Milestone Multiplier (as defined herein) as determined as of the applicable Vesting Date, multiplied by (ii) the total number of vested Phantom Units (including any DER Phantom Units attributable to such Phantom Units), and multiplied by (iii) the Fair Market Value as of the Vesting Date. Payment shall be made as soon as administratively practicable, but in no event later than 45 days following the Vesting Date. Notwithstanding anything to the contrary set forth in this Agreement, in the event the Performance Milestone Multiplier (as defined herein) equals zero (0), the payment to Participant shall be $0 and the vested Phantom Units (including any DER Phantom Units attributable to such Phantom Units), shall be forfeited as of that Vesting Date.

           (ii)  Payments of all amounts due under this Agreement shall be made in cash (unless otherwise determined by the Committee in its sole discretion). Upon Participant's receipt of payment from the Partnership with respect to any Phantom Units and accompanying DER Phantom Units, such Phantom Units and accompanying DER Phantom Units shall cease to be outstanding and Participant shall not be entitled to any further payment with respect to such Phantom Units and accompanying DER Phantom Units.

        5.    Performance Milestones.

        (a)   The Phantom Units and accompanying DER Phantom Units awarded hereunder, and the settlement thereof, are subject to certain performance milestones, which are a function of increases in the amount of the quarterly cash distribution made by the Partnership with respect to each Unit (the "Partnership Distribution Amount") during each twelve (12) month period ending on each Vesting Date (each, an "Applicable Period") as further described herein. The "Performance Milestone Multiplier" shall be calculated as follows:

            (i)  If the Partnership Distribution Amount increased by 15% or more during the Applicable Period, the Performance Milestone Multiplier shall equal two (2).

           (ii)  If the Partnership Distribution Amount increased by more than 5%, but less than 15%, during the Applicable Period, the Performance Milestone Multiplier shall be equal to one (1) plus one-tenth (1/10) for every whole percentage point above 5%, rounded to the nearest whole percentage, by which cash distributions increased during the Applicable Period. As an example but not by way of limitation: if the Partnership Distribution Amount increases by 6%, then the multiplier would equal 1.1; if the Partnership Distribution Amount increases by 9%, then the multiplier would equal 1.4; if the Partnership Distribution Amount increases by 12%, then the multiplier would equal 1.8.; if the Partnership Distribution Amount increases by 14%, then the multiplier would equal 1.9.

          (iii)  If the Partnership Distribution Amount increased by 5% during the Applicable Period, the Performance Milestone Multiplier shall equal one (1).

          (iv)  If the Partnership Distribution Amount increased by less than 5% or if the Partnership Distribution Amount decreased during the Applicable Period, the Performance Milestone Multiplier shall equal zero (0).

        (b)   For purposes of determining the Performance Milestone Multiplier and calculating the percentage increase (or decrease) in the Partnership Distribution Amount for each Applicable Period:

            (i)  the Partnership Distribution Amount as of the Grant Date is $                                    per Unit, which is equal to the quarterly cash distribution made by the Partnership with respect to a Unit immediately prior to the Grant Date (the "Initial Partnership Distribution Amount");

           (ii)  for the Applicable Period relating to the first Vesting Date, the percentage increase (or decrease) in the Partnership Distribution Amount shall be calculated by comparing (x) the Initial Partnership Distribution Amount (as set forth in Section 5(b)(i) above) to (y) the Partnership Distribution Amount reflecting the quarterly cash distribution made by the Partnership with respect to a Unit that immediately preceded the first occurring Vesting Date; and

          (iii)  for Applicable Periods relating to each subsequent Vesting Date, the percentage increase (or decrease) in the Partnership Distribution Amount shall be calculated by comparing (x) the Partnership Distribution Amount reflecting the quarterly cash distribution made by the Partnership with respect to a Unit that immediately preceded the preceding Vesting Date to (y) the Partnership Distribution Amount reflecting the quarterly cash distribution made by the Partnership with respect to a Unit that immediately preceded the Vesting Date to which the relevant Applicable Period relates. For example, for the Applicable Period relating to the second Vesting Date, the increase (or decrease) in the Partnership Distribution Amount would be calculated by comparing (x) the Partnership Distribution Amount reflecting the quarterly cash distribution made by the Partnership that immediately preceded the first Vesting Date to (y) the Partnership Distribution Amount reflecting the quarterly cash distribution made by the Partnership that immediately preceded the second Vesting Date.

        6.    General Restrictions.    The Phantom Units and accompanying DERs and DER Phantom Units shall not be assignable or transferable, except as expressly provided in the Plan or approved by the Committee is its sole discretion.

        7.    Death or Disability.    In the case of termination of Participant's employment with the Partnership, the Company or any Affiliate thereof due to death or Disability (as defined herein), the Phantom Units and accompanying DERs and DER Phantom Units shall be deemed vested on or before the date of death or Disability. "Disability" shall mean the determination by a physician selected by the Partnership that Participant has been unable to substantially perform Participant's usual and customary duties for a period of at least one hundred twenty (120) consecutive days or a non-consecutive period of one hundred eighty (180) days during any twelve-month period as a result of incapacity due to mental or physical illness or disease.

        8.    Termination of Employment Other Than for Death or Disability.    In the case of termination of Participant's employment with the Partnership, the Company or any Affiliate thereof, whether by action of the Participant or the Partnership, the Company or any Affiliate thereof, for any reason other than due to Participant's death or Disability, all unvested and outstanding Phantom Units and accompanying DERs and DER Phantom Units (including the DER account) shall be automatically and immediately forfeited, and no payment shall be due or payable with respect to such Phantom Units, DERs and DER Phantom Units. In the event of termination under this Section 8 after a tranche of Phantom Units has vested but prior to payment by the Partnership pursuant to Section 4(c) , the Participant shall be entitled to payment for that tranche of vested Phantom Units and accompanying DER Phantom Units within 15 days of termination. Further, Participant hereby agrees to undertake any action and execute any document or instrument requested by the Partnership to effect such forfeiture of Phantom Units, DERs, and DER Phantom Units resulting from any such termination of employment.

        9.    Rights as Unitholder.    The Participant shall have no rights as a unitholder, and is not entitled to receive any Partnership Units as a result of the grant of Phantom Units, DERs, and DER Phantom Units hereunder.

        10.    Plan Controlling Document.    Participant agrees that the Plan is the controlling instrument and that to the extent there is any conflict between the terms of the Plan and this Agreement, the Plan shall control and be the governing document.

        11.    Taxes.    The Partnership, the Company or an Affiliate thereof are authorized to withhold from any payment relating to the Phantom Units and accompanying DERs and DER Phantom Units granted hereby, or any payroll or other payment to Participant, amounts of withholding and other taxes due or potentially payable in connection with the Phantom Units granted hereby, and to take such other action as the Committee may deem advisable to enable the Partnership, the Company or an Affiliate thereof, and Participant to satisfy obligations for the payment of withholding taxes and other tax obligations relating to the Phantom Units granted hereby. This authority shall include authority to withhold or receive Units or other property and to make cash payments in respect thereof in satisfaction of Participant's tax obligations, either on a mandatory or elective basis in the discretion of the Committee.

        12.    Section 409A Acknowledgement and Release.    Participant understands that payments under the Plan and this Agreement are potentially subject to Section 409A of the Code and that if the Plan and this Agreement do not satisfy an exception to Code Section 409A or do not comply with the requirements of Section 409A and the applicable guidance thereunder, then Participant may incur adverse tax consequences under Section 409A. Participant acknowledges and agrees that (a) Participant is solely responsible for all obligations arising as a result of the tax consequences associated with payments under this Agreement including, without limitation, any taxes, interest or penalties associated with Section 409A, (b) Participant is not relying upon any written or oral statement or representation by the Partnership, the Company or any Affiliate thereof, or any of their respective employees, directors, officers, attorneys or agents (collectively, the "Partnership Parties") regarding the tax effects associated with the execution of this Agreement and the payment under this Agreement and the Plan, and (c) in deciding to enter into this Agreement, Participant is relying on his or her own judgment and the judgment of the professionals of his or her choice with whom Participant has consulted. Participant hereby releases, acquits and forever discharges the Partnership Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with the execution of this Agreement and any payment under the Plan and this Agreement.

        13.    No Right to Continued Employment.    Nothing in this Agreement shall be deemed by implication or otherwise to confer upon the Participant the right to continue in the employment or service of the Partnership, the Company or any Affiliate thereof, or impose any limitation on any right of the Partnership, the Company or any Affiliate thereof, to terminate the Participant's employment or service at any time for any reason.

        14.    Employment Relationship.    For purposes of this Agreement, Participant will be considered to be in continuous employment as long as Participant remains an Employee of the Partnership, the Company or an Affiliate thereof. Any question as to whether and when there has been a termination of such employment, and the cause of such termination, will be determined by the Committee, and its determination will be final.

        15.    Notices.    Any notices given in connection with this Agreement shall, if issued to Participant, be delivered to Participant's current address on file with the Partnership, or if issued to the Partnership, be delivered to the Partnership's principal offices.

        16.    Execution of Receipts and Releases.    Any payments to Participant, or to Participant's legal representatives, heirs, legatees or distributees, in accordance with the provisions hereof, shall, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. The Partnership may require Participant or Participant's legal representatives, heirs, legatees or distributees, as a condition precedent to such payment, to execute a release and receipt therefor in such form as it shall determine.

        17.    Governing Law.    This grant shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflicts of laws principles thereof.

        18.    Successors.    This Agreement shall be binding upon Participant, Participant's legal representatives, heirs, legatees and distributees, and upon the Partnership, its successors and assigns.

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement to be effective as of the day and year first above written.

ABRAXAS ENERGY PARTNERS, L.P.
By:	Abraxas General Partner, LLC
Its:	General Partner
By:	Barbara M. Stuckey President and Chief Operating Officer
PARTICIPANT:
By:
Printed Name:

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  Exhibit 10.10